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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person(1)  2. Date of Event Requiring  4. Issuer Name and Ticker or Trading Symbol
                                                Statement
 Porter,           R.         Gale              (Month/Day/Year)             Columbialum, Ltd.
------------------------------------------          12/12/01                 -------------------------------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
  310 E. Harrison                            3. IRS or Social Security          Person to Issuer           of Original
------------------------------------------    Number of Reporting           (Check all applicable)         (Month/Day/Year)
             (Street)                         Person (Voluntary)         [X*] Director  [X] 10% Owner
                                                                         [X] Officer   [ ] Other(specify 7.Individual or Joint/Group
 Tampa              FL         33602         --------------------------      (give title    below)          Filing (Check Applicable
----------------------------------------                                      below)                        Line)
      (City)      (State)      (Zip)                                                                        [X] Form filed by One
                                                                            President, COO                      Reporting Person
                                                                            * Director Nominee              [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock, $.001 par value                           525,000                   (D)
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  Common Stock, $.001 par value                            92,368                   (I)                            *
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* Shares owned by Work Holdings, LLC in which Mr. Porter is a member.  Number of shares reported is the amount of portfolio securities in which the reporting person has a pecuniary interest.  The reporting person disclaims beneficial interest in any securities in which the reporting person does not have a pecuniary interest.


(1)  If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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5% Convertible Debenture        Immed.    12/31/02      Common Stock,   1,559,680        $0.001        (D)
                                                        $.001 par
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Explanation of Responses:



                                                 /s/ R. Gale Porter                     1/18/02
                                                -------------------------------(1)   -------------
                                                  Signature of Reporting Person           Date
                                                 R. Gale Porter

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

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